EXHIBIT 10.4
OMNIBUS AGREEMENT
This Omnibus Agreement (“Agreement”) is entered into on, and effective as of, the Closing Date among Valero Energy Corporation, a Delaware corporation (“Valero”), Valero Energy Partners LP, a Delaware limited partnership (the “Partnership”), Valero Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), Valero Partners Operating Co. LLC, a Delaware limited liability company, Valero Marketing and Supply Company (“VMSC”), Valero Partners EP, LLC, a Delaware limited liability company, Valero Partners Lucas, LLC, a Delaware limited liability company, Valero Partners Memphis, LLC, a Delaware limited liability company, Valero Terminaling and Distribution Company, a Delaware corporation (“VTDC”), The Shamrock Pipe Line Corporation, a Delaware corporation, Valero Plains Company LLC, a Texas limited liability company, The Premcor Refining Group Inc., a Delaware corporation, and The Premcor Pipeline Co., a Delaware corporation.
RECITALS
1.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 2, with respect to certain indemnification obligations of the Parties to each other.
2.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 3, with respect to the amount to be paid by the Partnership for the centralized general and administrative services to be performed by Valero and its Affiliates (including the General Partner) for and on behalf of the Partnership Group.
3.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 4, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).
4.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 5, with respect to Valero’s right of first refusal with respect to certain ROFR Assets (as defined herein).
5.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 6, with respect to the granting of a license from Valero to the Partnership Group.
6.The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article 7, with respect to certain projects that will be undertaken by the Partnership after the Closing Date and the prepayment by VTDC of certain amounts relating to such projects.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
Definitions
1.1    Definitions. As used in this Agreement (including the Recitals, which are incorporated herein for all purposes) the following terms shall have the meanings set forth below:
“Acquisition Proposal” is defined in Section 5.2.
“Administrative Fee” is defined in Section 3.2(a).
“Affiliate” is defined in the Partnership Agreement.
“Assets” means all pipelines, storage tanks, vehicles, truck racks, terminal facilities, offices and related equipment, real estate, contracts and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any Group Member, or owned by, leased by or necessary for the operation of the business, properties or assets of any Group Member as of the Closing Date.
“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Texas.
“Closing Date” means [*], 2013.
“Conflicts Committee” is defined in the Partnership Agreement.
“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Valero and [*], together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Covered Environmental Losses” is defined in Section 2.1(a).
“Covered Right-of-Way Losses” is defined in Section 2.2.
“Disposition Notice” is defined in Section 5.2.
“Environmental Deductible” is defined in Section 2.5(a).
“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to pollution or protection of human health, natural resources, wildlife and the environment or workplace health or safety including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§1251 et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. §§2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§2701 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§300f et seq., the Hazardous Materials Transportation Act of 1994, as amended, 49 U.S.C. §§ 5101 et seq., the Pipeline Safety Improvement Act of 2002, 49 U.S.C. §§60101 et seq., and other environmental conservation and protection laws and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq, and the regulations promulgated pursuant thereto, and any state or local counterparts, each as amended from time to time.
“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law, including applications for renewal of such permits in which the application allows for continued operation under the terms of an expired permit.
“First ROFR Acceptance Deadline” is defined in Section 5.2.
“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.
“Hazardous Substance” means (a) any substance, whether solid, liquid, gaseous, semi-solid, or any combination thereof, that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and including asbestos and lead-containing paints or coatings, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Identification Deadline” means the fifth anniversary of the Closing Date.
“Indemnified Party” means the Person entitled to indemnification in accordance with Article 2.
“Indemnifying Party” means the Party from whom indemnification may be sought in accordance with Article 2.
“Interest Rate” means the lesser of (i) two percent (2%) over the one month London Interbank Offered Rate (LIBOR) prevailing during the period in question, and (ii) the maximum rate permitted by applicable law.
“Limited Partner” is defined in the Partnership Agreement.
“Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
“Offer Price” is defined in Section 5.2.
“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date, as the same may be amended from time to time.
“Partnership Change of Control” means Valero ceases to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.
“Partnership Group” is defined in the Partnership Agreement.
“Partnership Interest” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement, and “Parties” means all of the signatories to this Agreement.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“Prefunded Projects” is defined in Article 7.
“Proposed Transaction” is defined in Section 4.2(a).
“Proposed Transferee” is defined in Section 5.2.
“Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-191259), as amended.
“Reimbursable Expenses” is defined in Section 3.3.
“Representatives” is defined in Section 8.1(a).
“Retained Assets” means all pipelines, storage tanks, vehicles, truck racks, terminal facilities, offices and related equipment, real estate, contracts and other assets, or portions thereof owned by any of the Valero Entities as of the Closing Date that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referenced in the Contribution Agreement.
“Right-of-Way Consents” means any consents, licenses or permits (other than Environmental Permits) necessary to allow (1) any pipeline included in the Assets to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, or (2) the transfer of any of the Assets to the Partnership Group, in each case, where such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated immediately prior to the Closing Date.
“ROFO Assets” means the assets listed on Schedule D to this Agreement.
“ROFO Asset Owner” is defined in Section 4.1(a).
“ROFO Governmental Approval Deadline” is defined in Section 4.2(c).
“ROFO Period” is defined in Section 4.1(a).
“ROFO Notice” is defined in Section 4.2(a).
“ROFO Response” is defined in Section 4.2(a).

“ROFR Assets” means any assets of the Partnership Group that serve any refinery owned, acquired or constructed by a Valero Entity, including the assets listed on Schedule E to this Agreement.
“ROFR Asset Owner” is defined in Section 5.1(a).
“ROFR Governmental Approval Deadline” is defined in Section 5.2(c).
“ROFR Response” is defined in Section 5.2.
“Sale Assets” is defined in Section 5.2.
“Second ROFR Acceptance Deadline” is defined in Section 5.2.
“Subsidiary” is defined in the Partnership Agreement.
“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.
“Valero Entities” means Valero and each of its Affiliates, other than the General Partner and the Group Members.
“Valero License” is defined in Section 6.1.
“Valero Marks” is defined in Section 6.1.
1.1    Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:
(a)        If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(b)        The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(c)        A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.
(d)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.
(e)        The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”
(f)        The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g)        The words “shall” and “will” have equal force and effect.
(h)        The schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.
(i)         References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
ARTICLE 2
Indemnification
2.1    Environmental Indemnification.
(a)    Subject to Section 2.5, Valero shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:
(i)    any violation of Environmental Laws resulting or arising from the ownership or operation of the Assets prior to the Closing Date;
(ii)    any environmental remediation or corrective action that is required by Environmental Law, to the extent resulting or arising from releases occurring during the ownership or operation of the Assets prior to the Closing Date (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect prior to the Closing Date;
(iii)    any of the environmental matters as set forth on Schedule A; and
(iv)    any environmental event, condition or matter associated with or arising from the Retained Assets, whether occurring before, on or after the Closing Date and whether occurring under Environmental Laws as in effect prior to, at or after the Closing Date;
provided, however, that with respect to any violation under Section 2.1(a)(i) or any environmental remediation or corrective action included under Section 2.1(a)(ii), Valero will be obligated to indemnify such Group Member only to the extent that (x) such violation or environmental remediation or corrective action was caused by the consummation of the transactions contemplated by the Contribution Agreement or occurred or existed before the Closing Date under Environmental Laws as in effect on or prior to the Closing Date, (y) the violation, remediation or corrective action was not identified in a voluntary audit or investigation undertaken outside the ordinary course of business by any Group Member or any person acting at the request or on behalf of any Group Member and (z) Valero is notified in writing of such violation or environmental remediation or corrective action prior to the Identification Deadline. Losses subject to indemnification in this Section 2.1(a) are referred to collectively as “Covered Environmental Losses”.
(b)    Except for Covered Environmental Losses (exceeding the Environmental Deductible, where applicable) the Partnership shall indemnify, defend and hold harmless Valero from and against any Losses suffered or incurred by any of the Valero Entities, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of any of the following, in each case regardless of whether they existed, arose or occurred before or after the Closing Date:
(i)    any violation of Environmental Laws resulting or arising from the ownership or operation of the Assets; and
(ii)    any environmental event, condition or matter associated with or arising from the ownership or operation of the Assets (including the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or the release of Hazardous Substances generated by operation of the Assets at non-Asset locations).
2.2    Right-of-Way Indemnification. Subject to Section 2.5, Valero shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of (a) the failure of such Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any of the Assets conveyed or contributed to such Group Member on the Closing Date is located as of the Closing Date, and such failure renders such Group Member liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated immediately prior to the Closing Date; (b) the failure of such Group Member to have any Right-of-Way Consents; and (c) the cost of curing any condition set forth in Section 2.2(a) or (b) that does not allow any Asset to be operated in accordance with prudent industry practice, in each case to the extent that Valero is notified in writing of any of the foregoing prior to the Identification Deadline. Losses subject to indemnification in this Section 2.2 are referred to collectively as “Covered Right-of-Way Losses”.
2.3    Additional Indemnification.
(a)    Valero shall indemnify, defend and hold harmless each Group Member from and against any Losses suffered or incurred by such Group Member, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of:
(i)    events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1 and Losses for which the Partnership is indemnifying Valero under Section 2.1(b)), to the extent Valero is notified in writing of such Loss prior to the Identification Deadline;

(ii)    the consummation of the transactions contemplated by the Contribution Agreement;
(iii)    any of the matters set forth on Schedule B;
(iv)    events and conditions associated with the Retained Assets, whether occurring before, on or after the Closing Date;
(v)    all federal, state and local tax liabilities attributable to the ownership or the operation of the Assets prior to the Closing Date, and any such tax liabilities that may result from the formation of the Partnership Group and the General Partner or from the consummation of the transactions contemplated by the Contribution Agreement; and
(vi)    the failure of any Partnership Group Member to have on the Closing Date any consent, license, permit or approval (other than Environmental Permits and Right-of-Way Consents) necessary to allow such Partnership Group Member to own or operate the Assets in substantially the same manner described in the Registration Statement, to the extent Valero is notified in writing of such Loss prior to the Identification Deadline.
(b)    The Partnership shall indemnify, defend, and hold harmless Valero from and against any Losses suffered or incurred by any of the Valero Entities, directly or indirectly, including as a result of any claim by a third party, by reason of or arising out of events and conditions to the extent associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 2.1(a) and Losses for which the Partnership is indemnifying Valero under Section 2.1(b)), unless such indemnification would not be permitted by any Group Member under the Partnership Agreement.
2.4    Indemnification Procedures.
(a)    The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article 2, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
(b)    The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article 2, including the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement for only the payment of money shall be entered into without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless it includes a full release of the Indemnified Party from such claim; provided further, that no such settlement containing any form of injunctive or similar relief shall be entered into without the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed or withheld.

(c)    The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification under this Article 2, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense and counterclaims, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and counterclaims, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 2.4. The obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence shall not be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of and pursuit of any counterclaims with respect to any claims covered by the indemnification set forth in this Article 2; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense and counterclaims. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense or counterclaim, but the Indemnifying Party shall have the right to retain sole control over such defense and counterclaims so long as the Indemnified Party is still seeking indemnification hereunder.
(d)    In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party from third party insurers not affiliated with the Indemnified Party, and such correlative insurance benefit shall be net of any expenses related to the receipt of such proceeds, including any premium adjustments that become due and payable by the Indemnified Party as a result of such claim, and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
2.5    Limitations Regarding Indemnification.
(a)    With respect to Covered Environmental Losses under Section 2.1(a)(i) or 2.1(a)(ii), Valero shall not be obligated to indemnify, defend or hold harmless any Group Member (i) with respect to any individual Losses (or group of related Losses) not exceeding $10,000 (“De Minimis Losses”), and (ii) until such time as the total aggregate amount of Losses incurred by the Partnership Group for such Covered Environmental Losses (excluding De Minimis Losses) exceeds $100,000 during any consecutive 12 month period beginning on the Closing Date or any anniversary thereof (the “Environmental Deductible”), at which time Valero shall be obligated to indemnify the Partnership Group for the excess of such Covered Environmental Losses over the Environmental Deductible. It is agreed that the Environmental Deductible shall not apply to any Covered

Environmental Losses incurred by any Group Member attributable to those matters identified on Schedule A.
(b)    With respect to Covered Right-of-Way Losses, Valero shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of Covered Right-of-Way Losses exceeds $200,000 (the “Right-of-Way Deductible”), at which time Valero shall be obligated to indemnify the Partnership Group for the excess of such Covered Right-of-Way Losses over the Right-of-Way Deductible.
(c)    With respect to Losses covered under Section 2.3(a)(i) or 2.3(a)(vi), Valero shall not be obligated to indemnify, defend and hold harmless any Group Member until such time as the aggregate amount of such Losses exceeds $200,000 (the “Other Losses Deductible”), at which time Valero shall be obligated to indemnify the Partnership Group for the excess of such Losses over the Other Losses Deductible.
(d)    For the avoidance of doubt, there is no deductible with respect to the indemnification owed by any Indemnifying Party under any portion of this Article 2 other than that described in Sections 2.5(a), 2.5(b) and 2.5(c) and no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article 2.
(e)    NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS (INCLUDING ANY DIMINUTION IN VALUE OF ANY PARTY’S RESPECTIVE INVESTMENT IN THE PARTNERSHIP) SUFFERED, DIRECTLY OR INDIRECTLY, BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, EXCEPT AS A REIMBURSEMENT FOR ANY SUCH DAMAGES AS ARE PAID TO A GOVERNMENTAL ENTITY OR OTHER THIRD PARTY.
(f)    THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.
ARTICLE 3
General and Administrative Services
3.1    General. Valero agrees to provide, and agrees to cause its Affiliates to provide, to the General Partner, for the Partnership Group’s benefit, the centralized general and administrative services that Valero and its Affiliates have traditionally provided in connection with the ownership and operation of the Assets, which consist of the services set forth on Schedule C (the “General and Administrative Services”). Any specific General and Administrative Service listed on Schedule C may be terminated by the General Partner upon ninety (90) days prior written notice to Valero. In performing the General and Administrative Services, Valero and its Affiliates shall be entitled to contract with third parties on behalf of and as agent for (but without fiduciary liability to) members of the Partnership Group.
3.2    Administrative Fee.
(c)    As consideration for the General and Administrative Services, the Partnership will pay Valero a fee (the “Administrative Fee”) of $7,939,500 per year, payable in equal monthly installments as provided in Section 3.4. The Administrative Fee for the 2014 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2014.
(d)    The Parties acknowledge and agree that the Administrative Fee may change each calendar year, as determined by Valero in good faith, to accurately reflect the degree and extent of the General and Administrative Services provided to the Partnership Group and may be adjusted to reflect, among other things, the contribution, acquisition or disposition of assets to or by the Partnership Group or to reflect any change in the cost of providing General and Administrative Services to the Partnership Group due to inflation and to changes in any law, rule or regulation applicable to the Valero Entities or the Partnership Group, including any interpretation of such laws, rules or regulations.
(e)    At the end of each calendar year, the Partnership will have the right to submit to Valero a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the centralized general and administrative services performed by Valero and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Valero, Valero agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then Valero shall promptly pay to the Partnership the amount of any reduction for that year.
3.3    Reimbursable Expenses.
(a)    The Partnership shall reimburse Valero for all other direct or allocated costs and expenses incurred by Valero and its Affiliates on behalf of the Partnership Group (collectively, “Reimbursable Expenses”) including:
(i)    any expenses incurred or payments made by Valero or its Affiliates for insurance coverage with respect to the Assets or the business of the Partnership Group;
(ii)    all expenses and expenditures incurred by Valero or its Affiliates, if any, as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation;

(iii)    all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Valero and its Affiliates to the Partnership Group pursuant to Section 3.1; and
(iv)    any additional out-of-pocket costs and expenses actually incurred by Valero and its Affiliates in providing the General and Administrative Services, as well as any other out-of-pocket expenses incurred on behalf of the Partnership Group.
(b)    Such reimbursements shall be made in accordance with Section 3.4. For the avoidance of doubt, Reimbursable Expenses shall be paid by the Partnership in addition to, and not as a part of or included in, the Administrative Fee.
3.4    Invoicing and Payment. On or before the tenth (10th) Business Day after each calendar month during which this Agreement is in effect, Valero shall submit an invoice to the Partnership for the Administrative Fee installment due with respect to such month, as well as any Reimbursable Expenses incurred through the end of such month and not previously paid by the Partnership. The Partnership shall, within ten (10) calendar days of receipt, pay such invoice, except for any Reimbursable Expenses therein being disputed in good faith by the Partnership. Any amounts that the Partnership has disputed in good faith and that are later determined by any court or other competent authority having jurisdiction, or by agreement of the Parties, to be owing from the Partnership shall be paid in full within ten (10) calendar days of such determination, together with interest thereon at the Interest Rate, from the date due under the original invoice until the date of payment.
ARTICLE 4
Right of First Offer
4.1    Right of First Offer to Purchase Certain Assets retained by Valero Entities.
(a)    Each ROFO Asset owner (a “ROFO Asset Owner”) hereby grants to the Partnership a right of first offer for a period of five years from the Closing Date (the “ROFO Period”) on any ROFO Asset set forth next to such ROFO Asset Owner’s name on Schedule D to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than (i) to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article 4 and such Affiliate assumes the obligations under this Article 4 with respect to such ROFO Asset or (ii) in connection with a Transfer of the refinery with respect to which such ROFO Asset is within, substantially dedicated to, or an integral part of) or enter into any agreement to do any of the foregoing during the ROFO Period.
(b)    The Parties acknowledge that all potential Transfers of ROFO Assets pursuant to this Article 4 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFO Assets; provided, however, that Valero represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership pursuant to this Article 4 with respect to any ROFO Asset.

4.2    Procedures.
(a)    In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than (i) to an Affiliate as provided in Section 4.1(a) or (ii) in connection with a Transfer of the refinery with respect to which such ROFO Asset is within, substantially dedicated to, or an integral part of) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for the Partnership to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including the purchase price the Partnership proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by ROFO Asset Owner, the terms on which one or more Group Members will provide services to any Valero Entity to enable the Valero Entities to utilize the applicable ROFO Asset) pursuant to which applicable Group Members would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership within such 60-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such ROFO Asset, except to the extent reinstated as provided in Section 4.2(e).
(b)    Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the Partnership within 60 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Group Member(s) providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the applicable Group Member(s) will enter into an agreement with the applicable Valero Entities setting forth the terms on which the applicable Group Member(s) will provide services to the applicable Valero Entity or Entities to enable such Valero Entities to utilize the ROFO Asset. Unless otherwise agreed between the applicable Valero Entities and the Partnership, the terms of the purchase and sale agreement will include the following:
(i)    the applicable Group Member will agree to deliver the purchase price (in cash, Partnership Interests, an interest-bearing promissory note, or any combination thereof);
(ii)    the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Group Member may approve. If the Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by the Group Member;
(iii)    the applicable ROFO Asset Owner will grant to the Group Member the right, exercisable at the Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;
(iv)    the Group Member will have the right to terminate its obligation to purchase the ROFO Asset under this Article 4 if the results of any title examination, survey, test or inspection under Sections 4.2(b)(ii) or 4.2(b)(iii) are, in the reasonable opinion of the Group Member, unsatisfactory;
(v)    the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by the ROFO Asset Owners of the ROFO Response pursuant to Section 4.2(a);
(vi)    the applicable ROFO Asset Owner and the Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 4.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and
(vii)    neither the applicable ROFO Asset Owner nor the Group Member shall have any obligation to sell or buy the ROFO Assets if any of the consents referred to in Section 4.1(b) has not been obtained.
(c)    The applicable ROFO Asset Owner and the Group Member shall cooperate in good faith in obtaining all necessary governmental and other third-party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 4.2(b)(v) (the “ROFO Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFO Governmental Approval Deadline, then the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Group Member in the ROFO Response to such ROFO Asset Owner.

(d)    If the Partnership has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to such Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Group Member in the ROFO Response to such ROFO Asset Owner.
(e)    If a Proposed Transaction with a third party is not consummated as provided in this Section 4.2 within one year of, as applicable, the Partnership’s failure to timely deliver a ROFO Response with respect to such Proposed Transaction that is subject to a ROFO Notice, the rejection by the applicable ROFO Asset Owner of a ROFO Response with respect to such Proposed Transaction or the ROFO Governmental Approval Deadline, then, in each case, the applicable ROFO Asset Owner may not Transfer any ROFO Assets described in such ROFO Notice without complying again with the provisions of this Article 4, if and to the extent then applicable.
ARTICLE 5
Right of First Refusal
5.1    Valero Right of First Refusal.
(a)    Each ROFR Asset owner (a “ROFR Asset Owner”) hereby grants to Valero a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third-party lender or a Transfer to another Group Member) of any ROFR Asset set forth next to such ROFR Asset Owner’s name on Schedule E. The Parties acknowledge and agree that nothing in this Article 5 shall prevent or restrict the Transfer of the capital stock, equity or ownership interests or other securities of the General Partner or the Partnership.
(b)    The Parties acknowledge that all potential Transfers of ROFR Assets pursuant to this Article 5 are subject to obtaining any and all required written consents of Governmental Authorities and other third parties and to the terms of all existing agreements in respect of the ROFR Assets; provided, however, that the Partnership represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to Valero pursuant to this Article 5 with respect to any ROFR Asset.
5.2    Procedures for Transfer of ROFR Asset.
(a)    In the event a Group Member proposes to Transfer any of the ROFR Assets (other a grant of a security interest to a bona fide third-party lender or a Transfer to another Group Member) pursuant to a bona fide third-party offer (an “Acquisition Proposal”), then the Partnership shall, prior to entering into any such Acquisition Proposal, first give notice in writing to Valero (a “Disposition Notice”) of the Group Member’s intention to enter into such Acquisition Proposal.

The Disposition Notice shall include any material terms, conditions and details as would be necessary for Valero to determine whether to exercise its right of first refusal with respect to the Acquisition Proposal, which terms, conditions and details shall at a minimum include: the name and address of the prospective acquiror (the “Proposed Transferee”), the ROFR Assets subject to the Acquisition Proposal (the “Sale Assets”), the purchase price offered by such Proposed Transferee (the “Offer Price”), reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow Valero to reasonably determine the fair market value of such non-cash consideration, the Partnership’s estimate of the fair market value of any non-cash consideration and all other material terms and conditions of the Acquisition Proposal that are then known to the Partnership. To the extent the Proposed Transferee’s offer consists of consideration other than cash (or in addition to cash), the Offer Price shall be deemed equal to the amount of any such cash plus the fair market value of such non-cash consideration. In the event Valero and the Partnership are able to agree on the fair market value of any non-cash consideration or if the consideration consists solely of cash, Valero will provide written notice of its decision regarding the exercise of its right of first refusal to purchase the Sale Assets (the “ROFR Response”) to the Partnership within 60 days of its receipt of the Disposition Notice (the “First ROFR Acceptance Deadline”). In the event Valero and the Partnership are unable to agree on the fair market value of any non-cash consideration prior to the First ROFR Acceptance Deadline, Valero shall indicate its desire to determine the fair market value of such non-cash consideration pursuant to the procedures outlined in the remainder of this Section 5.2(a) in a ROFR Response delivered prior to the First ROFR Acceptance Deadline. If no ROFR Response is delivered by Valero prior to the First ROFR Acceptance Deadline, then Valero shall be deemed to have waived its right of first refusal with respect to such Sale Asset, except to the extent reinstated as provided in Section 5.2(d). In the event (i) Valero’s determination of the fair market value of any non-cash consideration described in the Disposition Notice is less than the fair market value of such consideration as determined by the Partnership in the Disposition Notice and (ii) Valero and the Partnership are unable to mutually agree upon the fair market value of such non-cash consideration within 60 days after Valero notifies the Partnership of its determination thereof, the Partnership and Valero will engage a mutually agreed upon, nationally recognized investment banking firm or other mutually acceptable qualified appraiser to determine the fair market value of the non-cash consideration. The investment banking firm or appraiser will determine the fair market value of the non-cash consideration within 30 days of its engagement and furnish Valero and the Partnership its determination. The fees of the investment banking firm or appraiser will be split equally between Valero and the Partnership. Once the investment banking firm or appraiser has submitted its determination of the fair market value of the non-cash consideration, Valero will provide a ROFR Response to the Partnership within 30 days after the investment banking firm or appraiser has submitted its determination (the “Second ROFR Acceptance Deadline”). If no ROFR Response is delivered by Valero prior to the Second ROFR Acceptance Deadline, then Valero shall be deemed to have waived its right of first refusal with respect to such Sale Asset.
(b)    If Valero elects in a ROFR Response delivered prior to the applicable ROFR Acceptance Deadline to exercise its right of first refusal with respect to a Sale Asset, within 60 days of the delivery of the ROFR Response, such ROFR Response shall be deemed to have been accepted by the Partnership and the applicable Group Member(s) shall enter into an agreement with one or more Valero Entities providing for the consummation of the Acquisition Proposal upon the terms set forth in the ROFR Response. Unless otherwise agreed between Valero and the Partnership, the terms of the purchase and sale agreement will include the following:
(i)    a Valero Entity will agree to deliver the Offer Price in cash (unless Valero and the Partnership agree that such consideration will be paid, in whole or in part, in equity securities of Valero, an interest-bearing promissory note, or any combination thereof);
(ii)    the applicable Group Member will represent that it has title to the Sale Asset that is sufficient to operate the Sale Asset in accordance with its intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable Sale Asset, plus any other such matters as Valero may approve. If the Valero Entity desires to obtain any title insurance with respect to the Sale Asset, the full cost and expense of obtaining the same (including the cost of title examination, document duplication and policy premium) shall be borne by Valero;
(iii)    the applicable Group Member will grant to Valero the right, exercisable at Valero’ risk and expense prior to the delivery of the ROFR Response, to make such surveys, tests and inspections of the Sale Asset as Valero may deem desirable, so long as such surveys, tests or inspections do not damage the Sale Asset or interfere with the activities of the applicable Group Member;
(iv)    Valero will have the right to terminate its obligation to purchase the Sale Asset under this Article 5 if the results of any title examination, survey, test or inspection under Section 5.2(b)(ii) or 5.2(b)(iii) above are, in the reasonable opinion of Valero, unsatisfactory;
(v)    the closing date for the purchase of the Sale Asset shall occur no later than 180 days following receipt by the Partnership of the ROFR Response pursuant to Section 5.2(a);
(vi)    the applicable Group Member and the applicable Valero Entities shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 5.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and
(vii)    the sale of any Sale Assets shall be made on an “as is,” “where is” and “with all faults” basis, and the instruments conveying such Sale Assets shall contain appropriate disclaimers; and
(viii)    neither the Partnership Group nor Valero shall have any obligation to sell or buy the Sale Assets if any of the consents referred to in Section 5.1(b) has not been obtained.

(c)    Valero and the Partnership shall cooperate in good faith in obtaining all necessary governmental and other third party approvals, waivers and consents required for the closing. Any such closing shall be delayed, to the extent required, until the third business day following the expiration of any required waiting periods under the HSR Act; provided, however, that such delay shall not exceed 60 days following the 180 days referred to in Section 5.2(b)(v) (the “ROFR Governmental Approval Deadline”) and, if governmental approvals and waiting periods shall not have been obtained or expired, as the case may be, by such ROFR Governmental Approval Deadline, then Valero shall be deemed to have waived its right of first refusal with respect to the Sale Assets described in the Disposition Notice and thereafter the Group Member shall be free to consummate the Transfer to the Proposed Transferee, subject to Section 5.2(d)(ii).
(d)    If the Transfer to the Proposed Transferee (i) in the case of a Transfer other than a Transfer permitted under Section 5.2(c), is not consummated in accordance with the terms of the Acquisition Proposal within the later of (A) 180 days after the applicable ROFR Acceptance Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, or (ii) in the case of a Transfer permitted under Section 5.2(c), is not consummated within the later of (A) 60 days after the ROFR Governmental Approval Deadline and (B) three business days after the satisfaction of all governmental approval or filing requirements, if any, then in each case the Acquisition Proposal shall be deemed to lapse, and the Group Member may not Transfer any of the Sale Assets described in the Disposition Notice without the Partnership complying again with the provisions of this Article 5 if and to the extent then applicable.
ARTICLE 6
Licenses of Marks
6.1    Grant of Valero License. Upon the terms and conditions set forth in this Article 6, VMSC hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free, worldwide right and license (the “Valero License”) to use the trademarks and tradenames owned by VMSC listed on Schedule F (collectively, the “Valero Marks”).
6.2    Ownership and Quality of Valero Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the Valero Marks and the goodwill relating thereto shall remain vested in Valero, as applicable, during the term of the Valero License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of Valero’s ownership of the Valero Marks or any registration thereof by Valero. In connection with the use of the Valero Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the Valero Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the Valero Marks by the Partnership or the other Group Members shall not create any right, title or interest in or to the Valero Marks, and all use of the Valero Marks by the Partnership or any other Group Member shall inure to the benefit of Valero, as applicable. The Partnership agrees, and agrees to cause the other Group Members, to use the Valero Marks, if at all, in accordance with such quality standards established by Valero and communicated to the Partnership Group from time to time. The Parties agree that the products and services offered by the Partnership as of the Closing Date are of a quality that is acceptable to Valero.
6.3    Termination. The Valero License shall terminate upon the termination of this Agreement pursuant to Section 8.5.
ARTICLE 7
Prefunding of Capital Expenditures

Prior to the Closing Date, VTDC will contribute $3.5 million to the Partnership as prepayment for the completion of the projects set forth on Schedule G (the “Prefunded Projects”). The Partnership hereby agrees, in consideration of such contribution, that the Partnership will use its commercially reasonable efforts to complete, or cause the completion, of each Prefunded Project on or before such dates as shall be reasonably agreed by the Parties following the Closing Date. The Parties acknowledge and agree that the Partnership will bear any costs and expenses associated with the completion of the Prefunded Projects in excess of $3.5 million.
ARTICLE 8
Miscellaneous

8.1    Confidentiality.
(a)    From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.
(b)    If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this section, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.
(c)        Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 8.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 8.1 and to enforce specifically the terms and provisions of this Section 8.1. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 8.1 shall survive the termination of this Agreement.
8.2    Choice of Law; Arbitration; Submission to Jurisdiction.
(a)    This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
(b)    The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled by submission to binding arbitration in San Antonio, Texas, such arbitration to be conducted as follows: If the Parties cannot resolve any such dispute, controversy, or claim, then no earlier than 10 days following written notice to the other Parties, any Party may initiate binding arbitration by giving a notice of intent to arbitrate to the other Parties to such dispute, controversy, or claim. Valero, on behalf of the affected Valero Entities, and the General Partner, on behalf of the affected Group Members, will each select a single arbitrator within 15 days of the delivery of the notice of intent to arbitrate by any Party. The arbitrators must be attorneys familiar by training and experience with midstream operations, master limited partnerships and Texas law or otherwise specialized or skilled so as to be fit for the nature of the dispute. The two selected arbitrators shall select a third arbitrator who will serve as the chairman. In addition, the arbitrators must be impartial and independent of the parties to such dispute, controversy, or claim. If a Party is unable or unwilling to select an arbitrator within 15 days of the notice of intent to arbitrate, then the single selected arbitrator shall select the third arbitrator and those two arbitrators shall select the other Party’s arbitrator. The arbitration proceeding shall be governed by Texas law and shall be informal and expeditious and conducted in such manner as to result in a good faith resolution as soon as reasonably possible under the circumstances. A hearing, if one is desired by the arbitrators, shall be held in San Antonio, Texas, no later than 15 days after selection of all of the arbitrators. The arbitrators shall set the schedule and requirements for any further proceedings and move the arbitration to completion as soon as reasonably practicable. It is the intent of the Parties, subject to any agreement or ruling to the contrary, that they may present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitrators shall consider any evidence and testimony that they determine to be relevant, in accordance with procedures that they determine to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrators’ decision. The final decision of the arbitrators shall be binding on the Parties. Each Party shall bear its own costs and expenses of the arbitration; provided, however, that the costs of employing arbitrators shall be borne equally by each side.
(c)     Any Party may bring any action or proceeding to enforce the final decision of the arbitrators exclusively in any federal or state courts located in Texas and each Party (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that, to the fullest extent permitted by law, service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 8.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties.
8.3    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 8.3.
If to Valero:
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
Attn: President
Facsimile: (210) 345-2413
If to any Group Member:
Valero Energy Partners LP
c/o Valero Energy Partners GP LLC, its general partner
One Valero Way
San Antonio, Texas 78249
Attn: President
Facsimile: (210) 370-5161

8.4    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
8.5    Termination of Agreement. This Agreement, other than the provisions set forth in Article 2 and Article 8 hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by Valero or the Partnership immediately upon a Partnership Change of Control by written notice given to the other Parties to this Agreement. For the avoidance of doubt, the Parties’ indemnification obligations under Article 2 shall, to the fullest extent permitted by law, survive the termination of this Agreement in accordance with their respective terms.

8.6    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
8.7    Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.
8.8    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
8.9    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
8.10    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
8.11    Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

VALERO ENERGY CORPORATION

By: _________________________________
Name:
Title:

VALERO ENERGY PARTNERS LP
By: Valero Energy Partners GP LLC, its general partner

By: _________________________________
Name:
Title:

VALERO ENERGY PARTNERS GP LLC

By:_________________________________
Name:
Title:

VALERO PARTNERS OPERATING CO. LLC
By:_________________________________
Name:
Title:

VALERO MARKETING AND SUPPLY COMPANY

By: _________________________________
Name:
Title:

[Signature page to Omnibus Agreement]

VALERO PARTNERS EP, LLC

By:__________________________________
Name:
Title:

VALERO PARTNERS LUCAS, LLC

By: __________________________________
Name:
Title:

VALERO PARTNERS MEMPHIS, LLC

By: __________________________________
Name:
Title:

VALERO TERMINALING AND DISTRIBUTION COMPANY

By:__________________________________
Name:
Title:

THE SHAMROCK PIPE LINE CORPORATION

By:__________________________________
Name:
Title:

[Signature page to Omnibus Agreement]

VALERO PLAINS COMPANY LLC

By:__________________________________
Name:
Title:

THE PREMCOR REFINING GROUP INC.

By: __________________________________
Name:
Title:

THE PREMCOR PIPELINE CO.

By:__________________________________
Name:
Title:

[Signature page to Omnibus Agreement]

Schedule A
Environmental Matters for which Valero will Indemnify Group Members
Notwithstanding any other provision in this Agreement to the contrary, and subject to the conditions set forth below:
(a)    Valero shall indemnify the Partnership Group for the remediation of, other corrective actions required with respect to, and other Losses (if any) arising out of any Hazardous Substances on, under, about or migrating from the Lucas Terminal or the West Memphis Terminal prior to the Closing Date (collectively, “Existing Contamination Liabilities”) with respect to which Valero, prior to the Closing Date (i) received indemnification from a third party pursuant to a written agreement (an “Indemnification Agreement”), or (ii) placed a third party on notice that Valero believes such third party is legally liable (whether such liability arises by contract, statute, common law or otherwise); provided that such indemnification of the Partnership by Valero shall apply only if and to the extent that Valero is actually able to secure payment or performance by the third party with respect to the Existing Contamination Liabilities; and
    (b)    As between Valero and the Partnership Group, Valero shall retain responsibility for Existing Contamination Liabilities to the extent, and only to the extent, that Valero is actually able to secure payment or performance by a third party with respect to the Existing Contamination Liabilities as provided in paragraph (a), above.
The obligations of Valero under paragraphs (a) and (b) above are subject to the satisfaction of each of the following conditions, the failure of any one or more of which shall excuse Valero from its obligations to the extent it is prejudiced thereby:
(i)The Partnership Group shall fully cooperate with Valero and its designees in facilitating any remediation or other corrective action activities at the Lucas Terminal or West Memphis Terminal, as applicable, and in seeking to recover from third parties for any Existing Contamination Liabilities;
(ii)The Partnership Group shall comply with all applicable requirements of any Indemnification Agreement that requires the cooperation or involvement of the owner of the Lucas Terminal or the West Memphis Terminal, as applicable, including any notifications or filings that must be made by the owner of the Lucas Terminal or the West Memphis Terminal, as applicable; provided that the Partnership Group has been made aware of the relevant requirements in such Indemnification Agreement; and
No member of the Partnership Group shall take any actions or omit to act in any manner that would (1) violate or cause a violation of any of Valero’s obligations, or a waiver or release of any third party’s obligations, under any Indemnification Agreement, or (2) otherwise relieve a third party of any of its legal obligations; in each case provided that the Partnership Group has been made aware of the relevant obligations.

Schedule A – Page 1

Schedule B
Certain Matters for which Valero will Indemnify Group Members

Valero will indemnify Valero Partners Operating Co. LLC (“VPOC”) for any lost throughput fees it may suffer by reason of its connection to TransCanada’s Cushing MarketLink pipeline not being in service by March 1, 2014 for any reason whatsoever, other than due to the gross negligence or willful misconduct of any Group Member, which indemnity shall, for federal income tax purposes, be treated as an adjustment to the value of the assets treated as sold or contributed to the Partnership by Valero pursuant to the Contribution Agreement. The losses payable by Valero pursuant to this indemnity will be calculated by multiplying 45,000 (representing VMSC’s initial Minimum Quarterly TransCanada Commitment expressed as a daily number of barrels), times the number of days from and including March 1, 2014 up to, but not including, the day commercial transportation services on the MarketLink Pipeline from Cushing, Oklahoma to Partnership’s Lucas Terminal commence, and then multiplying that product times $0.05 (representing the TransCanada Throughput Charge per barrel). The italicized terms used in this paragraph have the meanings set forth in the Terminal Services Schedule (Lucas Terminal) to the Master Terminal Services Agreement between VMSC and VPOC.

Schedule B – Page 1

Schedule C
General and Administrative Services

Ad Valorem Tax Services
Accounting Services, including:

•	Accounting Governance

•	Corporate Accounting

•	Internal and External Reporting

•	Federal income tax services

•	Operations Accounting

•	State and local tax services

•	Transactional tax services
Business Development
Corporate Aviation and Travel Services
Corporate Communications and Public Relations
Corporate Development
Data Processing and Information Technology Services
Engineering and Project Management
Executive Oversight
Financial Accounting and Reporting
Foreign Trade Zone Reporting and Accounting (if applicable)
Governmental Affairs
Group Accounting
Health, Safety & Environmental Services
Human Resources Services
Internal Audit
Legal, including:

•	Acquisitions & Divestitures

•	Commercial

•	Corporate

•	Environmental

•	Labor & Employment

•	Litigation support

•	Procurement / General Contracting

•	Regulatory

•	Tariff Maintenance
Office Services, including:

•	Clinic

Schedule C – Page 1

•	Health Club

•	Mail Center/ Mail Services

•	Office Space including building maintenance

•	Security
Pipeline Control Center services*
Purchasing / Supply Chain Management
Records Management
Real Estate Management
Risk and Claims Management Services
Shareholder and Investor Relations
Treasury & Banking, including:

•	Finance Services

•	Cash Management

•	Credit Services

* When performing operational services with respect to Partnership facilities, personnel working in the Pipeline Control Center shall act at the direction of, and be subject to exclusive supervision by, the General Partner (acting in its capacity as the general partner of, and on behalf of, the Partnership)

Schedule C – Page 2

Schedule D
ROFO Assets

Set forth below is a list of each ROFO Asset and the corresponding ROFO Asset Owner. Please refer to the Registration Statement for a further description of each ROFO Asset.

ROFO Asset	ROFO Asset Owner

Wynnewood Products System	Valero Terminaling and Distribution Company

McKee Crude System	The Shamrock Pipe Line Corporation
Valero Terminaling and Distribution Company
Valero Plains Company LLC

Parkway Products Pipeline*	Valero Terminaling and Distribution Company

Three Rivers Crude System	Valero Terminaling and Distribution Company

Hartford Crude Terminal	Hartford Crude Terminal

Fannett Storage Facility	The Premcor Pipeline Co.

* As described in the Registration Statement, the Parkway Products Pipeline is owned by a 50/50 joint venture between Valero Terminaling and Distribution Company and Kinder Morgan. The right of first offer granted in Section 4.1 applies only to Valero Terminaling and Distribution Company’s 50% interest.

Schedule D – Page 1

Schedule E

Certain ROFR Assets

Set forth below is a list of each ROFR Asset and the corresponding ROFR Asset Owner. Please refer to the Registration Statement for a further description of each ROFR Asset.

ROFR Asset	ROFR Asset Owner

McKee Products System*	Valero Partners EP, LLC

Memphis truck rack	Valero Partners Memphis, LLC

Lucas Crude System	Valero Partners Lucas, LLC

* As described in the Registration Statement, Valero Partners EP, LLC owns a 33⅓% undivided interest in the McKee Products System, and the remainder of the system is owned by NuStar. The right of first refusal granted in Section 5.1 applies only to Valero Partners EP, LLC’s 33⅓% interest.

Schedule E – Page 1

Schedule F

Valero Marks

Depiction	Mark	Goods/Services	Status	Application Number	Reg. Number	Reg. Date	Applicant
V Valero Energy Partners LP & Design
Storage, distribution, transportation, shipping and delivery of oil, products derived from oil, renewable fuels such as ethanol and bio-diesel, and other hydrocarbon-based products via pipelines, trucks, railcars, and marine vessels (IC 39)

			Application – Intent to Use	Serial Number 86033483			Valero Energy Partners GP LLC
VALERO	VALERO (word mark)
Storage, distribution, transportation, shipping and delivery of oil, products derived from oil, renewable fuels such as ethanol and bio-diesel, and other hydrocarbon-based products via pipelines, trucks, railcars, and marine vessels (IC 39)
			Application – Use in commerce	Serial Number 86026506			Valero Marketing and Supply Company

Schedule F – Page 1

Depiction	Mark	Goods/Services	Status	Application Number	Reg. Number	Reg. Date	Applicant
V Valero & Design
Storage, distribution, transportation, shipping and delivery of oil, products derived from oil, renewable fuels such as ethanol and bio-diesel, and other hydrocarbon-based products via pipelines, trucks, railcars, and marine vessels (IC 39)

			Application – Use in commerce	Serial Number 86031469			Valero Marketing and Supply Company
V & Design
Storage, distribution, transportation, shipping and delivery of oil, products derived from oil, renewable fuels such as ethanol and bio-diesel, and other hydrocarbon-based products via pipelines, trucks, railcars, and marine vessels (IC 39)

			Application – Use in commerce	Serial Number 86028938			Valero Marketing and Supply Company

Schedule F – Page 2

Schedule G
Prefunded Projects

Install new meters and line balance on Collierville crude pipeline
Install New Tank Mixers on Tanks 78 & 79 at Collierville
Collierville to Memphis P/L Guard Rails
Collierville Pipeline Integration
Lucas Tank Mixer Upgrades
Lucas Terminal Spare Motor
Lucas Install tank overfill protection
Memphis Truck Rack Additive Blending Install
Memphis Truck Rack Upgrade Oil/Water Separator
Memphis SCADA Network Integration
West Memphis Barge Additive Injection System
West Memphis Install Lab Building
West Memphis Install concrete under barge and receipt manifolds
West Memphis Tank Level Integration
Install debris deflector on Shorthorn pipeline at MM5

Schedule G - Page 1